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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person(1)
        Madha                       Abraham
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        (Last)                      (First)                        (Middle)
                       14100 Southwest Freeway, Suite 500
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                                   (Street)
        Sugar Land                   Texas                            77478
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)               7/2/2002
                                                                  --------------
3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol  NEON Systems, Inc. (NEON)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    _X_ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
                Vice President, Product Management
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6.  If Amendment, Date of Original (Month/Day/Year)
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7.  Individual or Joint Group Filing (Check Applicable Line)
    _X__ Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
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(1) If the form if filed by more than one Reporting Person, see Instruction
    5(b)(v).
    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                       (Print or Type Responses)                          (Over)


              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
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    Stock Options               (1)      1/1/2012    Common Stock        134,000         $8.21             0
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    (Right to Buy)(1)
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Explanation of Responses:
(1) Granted under the Issuer's 1999 Long Term Incentive Plan and vesting in
    (1/4) of total shares on first anniversary date, and (1/16) of total shares vesting each quarter for (12) additional quarters.

                               /s/ Abraham Madha                    08/08/2002
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                              **Signature of Reporting Person        Date

   (1) Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.